Exhibit 10.29

May 9, 2007

Judith Joice

[PERSONAL CONTACT INFORMATION REDACTED]

[PERSONAL CONTACT INFORMATION REDACTED]

Dear Judy:

It is a pleasure to confirm the offer extended to you to join DURECT Corporation as Executive Director, Quality Assurance reporting into me. As an exempt, full-time, regular employee, your starting base salary will be $8,333.33 on a semi-monthly basis, which equates to $200,000.00 on an annualized basis, and your starting date will be determined upon acceptance of this offer. In addition, in connection with your commencement of employment, DURECT's management will recommend to the Board that you be granted an option to purchase 50,000 shares of DURECT Common Stock, one quarter of the total amount of such shares shall become exercisable on each twelve month anniversary of the date such option is granted to you. The per share exercise price for the option will be the fair market value of DURECT Corporation's Common Stock on the date of the grant of the option.

DURECT will pay you a one-time sign-on bonus in the amount $40,000.00 less applicable income taxes withheld, which amount will be included in your first pay check after you commence employment. As a condition of receiving the hiring bonus, you agree that if you voluntarily terminate your employment during the first two years with DURECT Corporation, or if your employment is terminated by DURECT Corporation for cause, you will be responsible for any income and employment taxes that become applicable to the hiring bonus provided to you on account of your termination, and you agree that you will repay to the Company on your last day of employment such amount equal to:

(24 - months of employment) X (Sign-on bonus)

24

The obligation to repay the hiring bonus will not apply if your employment is terminated by DURECT

Corporation for reasons other than cause.

Your employment at DURECT is for an unspecified period of time and your relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either you or DURECT may terminate your employment relationship at any time for any reason or no reason, with or without notice.

This offer is contingent upon successful completion of a pre-employment drug screening test and this offer is contingent upon successful completion of a pre-employment drug screening test and background investigation due to the fact that DURECT is engaged in the development and manufacture of pharmaceutical products, including controlled substances. Enclosed, please find a "Notification and Authorization To Conduct Employment Background Investigation" form which you must complete and return prior to your start date. Also enclosed, please find a "Request for Medical Services/Treatment" form. You must bring this form to Cupertino Medical Center, 10050 Bubb Road, Suite 3, Cupertino, CA 95014 (408/996-8656) prior to your start date in order to complete the pre-employment drug screen test. No appointment is necessary.

Benefits

Effective the first of the month following your start date, you will be eligible to participate in the benefits enjoyed by an indefinite term employee, including medical, dental, vision, life and disability insurances. You will be eligible for paid holidays, vacation accrual, and sick leave. You may elect to participate in the 40I (k) savings plan, the Employee Stock Purchase Program (ESPP) and a Section 125 Cafeteria Plan according to the terms and conditions governing participation in the plans. If the terms and conditions governing any such benefit plan differ from any provision of this letter, the plan documents containing these terms and conditions will govern and take precedence.

Authorization to Work

Federal regulations require that you establish your identity and authorization to work in this country, so this offer is necessarily contingent upon such proof. Enclosed is a description of the original documents you will be required to bring on your first day of work, at which time we will meet with you to examine the original documents and ask that you complete the required "INS" form in our presence.

Agreements

The enclosed "Confidential Information and Invention Assignment Agreement" must be signed by you before you start your first day of work. Please sign both copies of the Agreement and return one copy to the attention of Karen MacDonald at DURECT and retain one copy for your records.

Please indicate that these terms and conditions are acceptable and confirm your acceptance of this offer by signing and dating the enclosed original of this letter and returning it in the envelope provided by Monday, July 2, 2007 as this offer will expire at that time. Please retain the duplicate for your records.

Congratulations on your offer to join DURECT Corporation; we look forward to working with you. Please do not hesitate to call me directly at (408) 777-4943 if you have any questions.

Sincerely,

/s/ Paula Mendenhall

Paula Mendenhall, Pharm. D.

Executive Vice President, Operations and Administration

PM/km

Enclosures

Understood and accepted:

Signature: /s/ Judith Joice Date: 25 June 07